Exhibit 10.28

DIVX, INC.

SUMMARY OF

2009 EXECUTIVE CASH BONUS PLAN

General

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Each of: (i) the Chief Executive Officer; (ii) the Executive Vice President, Chief Financial Officer; (iii) the Executive Vice President, Business and Legal Affairs and (iv) the Executive Vice President, Sales and Marketing (the “Executives”) of DivX, Inc. (the “Company”) is included in the Company’s 2009 Executive Cash Bonus Plan (the “Plan”).

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The Plan provides for the payment of cash bonuses to the Executives based upon the achievement by the Company of specific 2009 quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones and achievement by the Company of Key Area Results (“KRA”) milestones. Revenue and EBITDA milestones are classified under the Plan as “Bronze 1,” “Bronze 2,” “Silver 1,” “Silver 2,” “Gold 1,” “Gold 2,” “Platinum 1” “Platinum 2” and “Platinum 3.”

•	Amounts received by Executives under the Plan are separate from any equity-based awards that the Board of Directors (the “Board”) may provide to such Executives.

•	The Board may change or modify the Plan at any time.

Revenue and EBITDA Milestones

•	For each quarter, the maximum bonus payable for achievement of a revenue milestone that each of the Executives is eligible to receive is equal to 20% of his quarterly base salary.

•	For each quarter, the maximum bonus payable for achievement of an EBITDA milestone that each of the Executives is eligible to receive is equal to 100% of his quarterly base salary.

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At the end of 2009, the annual revenue and EBITDA results will be compared to the amounts paid as quarterly bonuses. Any discrepancy between amounts paid as quarterly bonuses and the total amounts due on an annual basis will be paid as an adjustment to the fourth quarter bonus payment.

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Revenue and EBITDA milestone payments will be paid in arrears for the prior performance period (whether annually or quarterly) subsequent to the approval of financial results by the Audit Committee of the Board.

KRA Milestones

•	The achievement of KRA milestones will be assessed on a discretionary basis by the Compensation Committee of the Board.

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Achievement of each KRA milestone will result in a cash payment of up to 20% of annual base salary to each of the Executives, for a maximum possible bonus payment for achievement of all of the KRA milestones equal to 80% of annual base salary.

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The KRA milestones are related to the Company’s progress with licensing and integration in certain hardware sectors and the Company’s success in developing and creating demand for new technologies during 2009.